Exhibit 1.2

BYLAWS

NAME – PURPOSE – REGISTERED OFFICE – DURATION

Art. 1

A joint-stock company is incorporated under the name of “gentium S.p.A.”.

Art. 2

The purpose of the Company is the manufacture, also on behalf of third parties or on the premises of third parties, and the marketing, both in Italy and abroad, of:

•	pharmaceutical preparations, pharmaceutical products, raw materials for pharmaceutical and parapharmaceutical use, semi-finished products for pharmaceutical and parapharmaceutical use and, in general, all and any products sold by pharmacies or for hospital use, excluding in all cases the retail of pharmaceutical preparations and products in Italy;

•	medical articles and clinical equipments;

•	organic and inorganic products with possible use in agrotechnical and/or zootechnical fields.

The Company may also:

•	prepare and organise, for itself or on behalf of third parties, the documentation required to obtain authorisations for the marketing of pharmaceutical products (Autorizzazioni all’immissione in commercio) in compliance with the regulations in force in the countries of destination and be the holder of such authorisations;

•	with respect to each product provided by its corporate purpose, grant and/or transfer licences to national and foreign companies or corporate bodies or acquire licences for itself or for third parties;

•	in connection with each product provided by its corporate purpose, carry out research programmes and, in particular, technological, chemical, pharmacotoxicological and clinical research programmes in the hospital and pharmaceutical field.

In order to achieve the aforementioned purpose, the Company may carry out all and any commercial transactions, including the creation of a scientific and commercial structure able to promote pharmaceutical products in accordance with the regulations in force; it may also carry out all and any financial, movable property and real-estate transactions, including the acquisition or transfer of intangible goods, that may be deemed necessary or useful in relation to the corporate purpose; it may acquire shareholdings and participations in other companies or enterprises having a purpose similar or related or in any way connected with its own; it may stand surety for debentures of third parties, and in general stand surety with bank institutes, also for a medium term, for debentures of third parties, who may not necessarily be Shareholders, pursuant to the ways deemed more appropriate by the Company from time to time, such as endorsements, sureties, collateral securities on mortgages, pledges or similar.

Reserved professional activities and the carrying out of any activities towards the public qualified by law as financial are excluded.

Art. 3

The Company has its registered office in the Municipality of Villa Guardia, frazione Civello.

The Board of Directors is vested with the power to open and/or close, both in Italy and abroad, branch offices, secondary offices, administrative offices, subsidiary offices, representative offices, agencies, warehouses and all and any other units of activity whenever it deems necessary to achieve the corporate purpose.

The Board of Directors is also granted with the power to transfer the registered office of the Company within the territory of the Republic of Italy.

Art. 4

The domicile of the Shareholders for all matters concerning their relationships with the Company is that resulting from the Shareholders’ ledger.

Art. 5

The duration of the Company is established until 31st (thirty-first) of December, 2050 (two thousand and fifty).

CAPITAL AND SHARES

Art. 6

The capital of the Company is equal to Euro 14,966,317 (fourteen million nine hundred sixty six thousand three hundred sixteen).

The capital is divided into no. 14,966,317 (fourteen million nine hundred sixty six thousand three hundred sixteen) shares, all without par value.

By means of a resolution of the Shareholders’ meeting dated September 30, 2004, the capital of the Company was increased in cash, on a separable basis, up to an amount equal to Euro 1,560,000 (one million five hundred and sixty thousand), divided into 1,560,000 (one million five hundred and sixty thousand) shares, with ordinary enjoyment, to be issued in one or more transactions and to be subscribed, within September 30, 2019, only by employees and operating consultants of the Company and/or its controlling/controlled companies, (including the current chairman of the board of directors and managers) on the terms and conditions provided in the same resolution; as of May 9, 2011, such amount was reduced to Euro 1,490,000 (one million four hundred ninety thousand) as a consequence of the subscription of 70,000 (seventy thousand) shares.

By means of a resolution of the Shareholders’ meeting dated April 27, 2007, the capital of the Company was increased, with exclusion of the pre-emptive right pursuant to article 2441, fifth paragraph of the Italian Civil Code, in cash, for an amount equal to Euro 1,000,000 (one million) divided into 1,000,000 (one million) shares, reserved to the exercise of options to be granted pursuant to the Company’s 2007 Stock Option Plan, on the terms and conditions provided by the above said resolutions of the Shareholders’ meeting.

By means of a resolution of the Shareholders’ meeting dated May 9, 2011, the capital of the Company was increased, with exclusion of the pre-emptive right pursuant to article 2441, fifth paragraph of the Italian Civil Code, in cash, for an amount equal to Euro 2,200,000 (two million two hundred thousand) divided into 2,200,000 (two million two hundred thousand) shares, reserved to the exercise of options to be granted pursuant to the Company’s 2007 Stock Option Plan, on the terms and conditions provided by the above said resolutions of the Shareholders’ meeting.

The Board of Directors shall have the power, pursuant to article 2443 of the Italian Civil Code – within and not later than June 30, 2014 – to increase the capital of the Company in cash, up to an amount equal to Euro 100,000,000 (including the possible share premium) on a separable basis, in one or more transactions, by issuing shares for the purpose of a rights offering, also reserved to the subscription of those entitled, with the faculty (i) to reserve all or part of such amount to the exercise of warrants, also reserved to the subscription of those entitled, issued by means of the same resolution of the Board of Directors providing for the relevant capital increase, (ii) to reserve 1/4 of any such capital increase to the Company’s employees under equity incentive plans in effect from time to time; and (iii) to determine the modalities, terms and conditions of any such capital increase (including the measure of the possible share premium) within the limits and the context of the resolution taken by the Shareholders’ meeting dated June 30, 2009.

The Directors shall have the power, pursuant to articles 2443 and 2420-ter of the Italian Civil Code - for a five-year term starting from the date of the resolution of the Extraordinary Shareholders’ meeting dated May 9, 2011 – to:

(i)          increase the capital of the Company in cash up to Euro 90 million, in one or more transactions, divided into 90,000,000 (ninety million) shares, with the faculty to reserve all or part of such amount to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase;

(ii)          issue convertible bonds, (even subordinated) and increase the capital of the Company, in one or more transactions, where appropriate or in the interest of the Company up to Euro 10 million, through the relevant issuance of shares reserved for the conversion of such convertible bonds, it being understood that such convertible bonds may be reserved, in whole or in part, to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for issuance of the convertible bonds;

(iii)          in each case, exclude or limit the option right of the Shareholders if the Board of Directors determines that exclusion or limitation to be in the interest of the Company.

In particular, the Board of Directors may limit or exclude the option right of the Shareholders, pursuant to article 2441, fifth paragraph, of the Italian Civil Code, for such reasons as the Board determines to be in the interest of the Company, including but not limited to reserving the capital increase to (i) strategic investors, such as biotechnology companies, pharmaceutical companies, healthcare companies, investment funds and private equity funds specializing in the biotechnology, pharmaceutical and/or healthcare industries, and other entities or individuals having a portfolio that includes stakes in biotechnology, pharmaceutical or healthcare companies and/or (ii) entities or individuals that are accredited or institutional investors or qualified institutional buyers under U.S. law (collectively, the “Strategic Investors”). The option right, in case of issuance of convertible bonds and/or warrants, may be excluded and/or limited in the event such financial instruments are granted to Strategic Investors and/or current owners of convertible bonds and/or warrants of the Company.

Art. 7

The capital of the Company may also be increased through contributions in kind or credits and by the issuance of preference shares or shares granting different rights.

The payments of the shares are carried out by the Shareholders, according to the law, pursuant to the modalities and terms established by the Board of Directors.

Art. 8

The shares are registered and, if fully paid up, may be converted to the bearer or vice versa, should the provisions of law not prevent the relevant conversion.

The shares are dematerialised and introduced into the centralised management system in accordance with the provisions of law on the matter.

Art. 9

The Shareholders’ meeting may approve the decrease of the capital of the Company pursuant to the modalities provided by Italian law.

SHAREHOLDERS’ MEETING

Art. 10

The Shareholders’ meeting is convened at the registered office or elsewhere, in Italy, in other countries of the European Union or in the United States of America.

The Shareholders’ meeting for the approval of the Company’s financial statements shall be called within one hundred and twenty days from the end of the financial year or, within the limits and under the conditions provided by Italian law, but not later than one hundred and eighty days from the end of the financial year.

Art. 11

Each share grants the right to one vote.

Art. 12

The notice of call of the Shareholders’ meeting shall contain the items to be discussed, the day, hour and place established for the first and second call, as well as the indication of the day, hour and place established for any subsequent call, if any.

The notice of call shall be published in the Official Gazette or in the daily newspaper “Il Sole 24 Ore”, at the discretion of the administrative body, at least fifteen days prior to the date of the Shareholders’ meeting; the notice of call shall also be delivered to the Shareholders at least ten days prior to the Shareholders’ meeting.

In lack of the abovementioned formalities, the Shareholders’ meeting is deemed to be duly constituted when the entire capital is represented, all the other subjects entitled to vote, and the majority of the members of the managing and control bodies are in attendance.

Art. 13

In order to intervene in the Shareholders’ meeting, the previous filing of the securities or of the relevant certificates or the communication of the broker who keeps the relevant accounts is not necessary.

Art. 14

The Ordinary and/or Extraordinary Shareholders’ meeting may be held, with attendances located in several adjacent or distant places, by audio-conference or video-conference, provided that the board method and the principles of good faith and equality of treatment of the Shareholders are complied with; it is consequently necessary that:

*          the Chairman of the meeting is allowed, also by means of his office, to ascertain the identity and right of the attendees to intervene in the meeting, delivering to them, by fax or e-mail, any documentation drawn up for the meeting, to supervise the meeting, to ascertain and announce the results of the voting;

*          the person drafting the minutes is allowed to be sufficiently aware of the events occurred during the meeting, which shall be reported in the minutes;

*          the attendees are allowed to take part in the discussion and simultaneous vote on the items of the agenda;

*          an indication of the places audio/video connected by the Company, where the attendees may intervene, is contained in the notice of call (except in the case of a meeting held in a totalitarian form), since the Shareholders’ meeting is deemed to be held in the place where the Chairman and the person drafting the minutes are in attendance.

Art. 15

Each Shareholder who is entitled to intervene in the Shareholders’ meetings may be represented through a written proxy by another person within the limits provided by article 2372 of the Italian Civil Code.

Art. 16

The Shareholders’ meeting is chaired by the Chairman of the Board of Directors or by the Vice Chairman or by a Director appointed by the Board of Directors; failing this, the Shareholders’ meeting appoints its Chairman.

The Chairman of the Shareholders’ meeting has full powers to ascertain the right to intervene in the meeting also by proxy, whether the Shareholders’ meeting is legally convened and the quorum necessary to resolve.

Art. 17

Both the Ordinary and Extraordinary Shareholders’ meetings are validly convened and validly resolve with the vote of the majorities provided by Italian law.

Art. 18

The Chairman of the Shareholders’ meeting is assisted by a Secretary who shall not necessarily be a Shareholder and, if necessary, by two Shareholders appointed as scrutinisers by the Shareholders’ meeting.

The resolutions of the Shareholders’ meeting are recorded in minutes signed by the Chairman, the Secretary and, if necessary, by the scrutinisers.

In the cases provided by Italian law and when the Board of Directors deems it necessary, the minutes are drawn up by a Notary Public.

BOARD OF DIRECTORS

Art. 19

The Company is administered by a Board of Directors composed by a minimum of three to a maximum of eleven members, pursuant to the resolution of the Shareholders’ meeting at the time of their appointment.

Art. 20

The Directors are appointed by the Shareholders’ meeting.

The Directors remain in office for not more than one fiscal year.

The Directors can be re-elected, resign from their office and be replaced in accordance with the provisions of Italian law.

Art. 21

In the event that the majority of the Directors ceases from its office, following resignation or any other reason, the entire Board ceases; the Shareholders’ meeting for the appointment of the Directors shall be urgently called by the Board of Statutory Auditors, which is vested with the powers for the ordinary management of the Company.

Art. 22

The Board of Directors appoints the Chairman among its members; it may also elect a Vice Chairman and a Secretary, also on a permanent basis and who may not necessarily be a member of the Board of Directors.

Art. 23

The Board of Directors meets either at the registered office or elsewhere, in Italy, in other countries of the European Union, or in the United States of America when the Chairman deems it necessary or a written request is submitted by at least two Directors.

Art. 24

The Board of Directors’ meeting is convened by the Chairman by letter to be delivered at least 3 (three) days before the meeting, or in case of urgency by telegram, e-mail with return receipt, or facsimile to be sent at least at least 1 (one) day before the Board of Directors’ meeting, to each Director and Effective Statutory Auditor.

Should the meeting not convene in compliance with the above, the Board of Directors’ meeting is deemed to be validly convened when all the Directors in office and all the Effective Statutory Auditors are in attendance.

The Board of Directors’ meeting may also be held by video or audio-conference provided that each of the participants can be identified by the others and is able to take part in real time during the discussion of the items of the agenda under examination, as well as to receive, transmit and examine documents. Should such conditions be met, the Board of Directors’ meeting is deemed to be held in the place where the Chairman and the Secretary are in attendance.

Art. 25

The resolutions of the Board of Directors are validly adopted when the majority of its members in office is in attendance.

The resolutions are adopted with the favourable vote of the majority of the Directors in attendance.

The resolutions of the Board of Directors shall be recorded in minutes signed by the Chairman and the Secretary of the meeting.

Art. 26

The Directors are entitled to receive the reimbursement of any expense borne in the carrying out of their activities.

The Shareholders’ meeting may also grant an annual allowance to the members of the Board of Directors.

Art. 27

The Board of Directors is vested with the broadest powers for the ordinary and extraordinary management of the Company, without exceptions, and is authorised to carry out all and any actions it deems appropriate for the implementation and achievement of the corporate purpose, with the sole exception of those expressly reserved to the Shareholders’ meeting by Italian law.

In addition to the provisions of article 3 of these Bylaws, the Board of Directors is vested, on an non-exclusive basis, with the power to resolve upon the merger in the cases provided by articles 2505 – 2500-bis of the Italian Civil Code, the indication of the Directors that have the power to represent the Company, the decrease of the capital in case of withdrawal of the Shareholders, and the amendments to the Bylaws.

SIGNATURE AND POWER OF ATTORNEY

Art. 28

The Chairman of the Board of Directors is vested with the power to represent the Company.

The Chairman of the Board of Directors represents the Company also before the court, with the power to bring legal actions and administrative proceedings as well as petitions, in all levels of jurisdiction, including actions of repeal, or before the supreme court of Cassazione, as well as the power to appoint for such purpose lawyers and attorneys ad litem.

Art. 29

The Board of Directors may appoint one or more Managing Directors or an executive committee among its members or grant special functions to single Directors, also with the faculty to delegate powers in accordance with and within the limits of Italian law.

The power to represent the Company may also be granted to the Managing Directors by resolution of the Board of Directors’ meeting, such resolution shall provide the joint or several exercise of such power and any limitations.

The Board of Directors may also appoint managers and general managers.

BOARD OF STATUTORY AUDITORS

Art. 30

The Board of Statutory Auditors is composed of three Effective Statutory Auditors, one of whom appointed as Chairman of the Board of Statutory Auditors, and two Alternate Statutory Auditors, appointed and acting in accordance with Italian law.

AUDITING

Art. 31

The auditing is carried out by an accountant or an auditing company enrolled in the register set up with the Ministry of Justice, unless otherwise provided by Italian law. The auditing function is granted by the Shareholders’ meeting, with the favourable opinion of the Board of Statutory Auditors, which determines the relevant remuneration. Should the relevant provisions of law be complied with, the Board of Statutory Auditors may be granted, at any time, with the auditing function by a resolution of the Ordinary Shareholders’ meeting, provided that such resolution does not revoke the mandate of the subject who, at the time of the aforesaid resolution, has been granted with such function; in such case, the Board of Statutory Auditors shall be entirely composed of accountants enrolled in the register set up with the Ministry of Justice.

FINANCIAL STATEMENTS AND PROFITS

Art. 32

The fiscal years of the Company close on the 31st of December of each year. At the end of each fiscal year, the Board of Directors shall draw up the financial statements, consisting of the assets and liabilities statement, the profit and loss account and the supplemental note.

Art. 33

The net profits, after deducting an amount equal to not less than five percent for the constitution of the legal reserve, within the limit provided by Italian law, are granted to the shares, unless the Shareholders’ meeting, on the basis of a proposal of the Board of Directors, resolves to carry out particular withdrawals in favour of extraordinary reserves or for other allocations, or to carry forward them, either wholly or in part, to the subsequent fiscal years.

Art. 34

Any dividends not collected within five years from the day on which they become payable are barred in favour of the Company.

WITHDRAWAL

Art. 35

The right of withdrawal does not apply in the cases contemplated by letters a) and b) of the second paragraph of article 2437 of the Italian Civil Code.

WINDING UP

Art. 36

In the case of winding-up, at any time and for any reason, the Shareholders’ meeting appoints one or more liquidators and resolves upon the criteria according to which the winding-up shall be carried out, the powers of the liquidators and the actions necessary to keep the value of the Company.

Signed:
Giorgio Iacobone

Signed:
Massimo Caspani
Notary Public